CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 12, 2009

Board of Directors
Secure Luggage Solutions, Inc.
Phoenix, AZ

We hereby consents to the use in this Registration Statement on Form S-1 of our report dated September 3, 2009, relating to the financial statements of Secure Luggage Solutions, Inc, a Arizona Corporation, for the periods ended December 31, 2008 which appears in such Registration Statement.

Sincerely,

Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill, LLC

PCAOB Registered, Members of AICPA, CPCAF and UACPA

533 West 2600 South, Suite 25 • Bountiful, Utah 84010

12 South Main, Suite 208, Layton, Utah 84041